EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Bill Wolff Chief Financial Officer MakeMusic! Inc. (952) 906-3640 bwolff@makemusic.com	Sean Lafleur Chief Executive Officer MakeMusic! Inc. slafleur@makemusic.com

MAKEMUSIC! INC. ANNOUNCES
THIRD QUARTER RESULTS

SmartMusic® subscriptions exceed 14,000

     Minneapolis, MN, November 12, 2003 — MakeMusic! ® Inc. (NASDAQ: MMUS) today reported results for the third quarter ended September 30, 2003. Highlights for the quarter included a 26% increase in the total number of SmartMusic® subscriptions during the period and a positive operating cash flow.

     Revenues for the third quarter of fiscal 2003 were $2,246,000, an 8% decrease compared with $2,444,000 for the third quarter of fiscal 2002. The decrease in revenues compared to the prior year is primarily due to a later release of the annual upgrade. Finale 2003 for Windows was released on June 1, 2002 and was thus in the market for the entire third quarter of 2002; Finale 2004 for Windows was not released until August 21, 2003. Finale 2004 for Macintosh has not yet been released, while Finale 2003 for Macintosh was released in July of 2002. The strength of the current Finale release has helped minimize the sales decrease as upgrade sales of Finale 2004 exceed those of both Finale 2002 and Finale 2003 for the equivalent number of sales days. Sales of Finale for Macintosh have been adversely affected because the product was not compatible with the Macintosh OS X platform. Finale 2004 for Macintosh will be released when it runs effectively on Macintosh OS X, which is not expected to be before December 15, 2003.

     Net losses for the third quarter of 2003 were $216,000, or $0.06 per share, versus losses of $883,000, equal to $0.38 per share, in the same quarter of 2002. The decrease in net loss is due to operating expense savings from the closing of France operations and consolidation of those operations into the Minneapolis facility plus income from the forgiveness of $542,000 in debt by the Agence Nationale pour la Valorisation de la Recherche (“ANVAR”), a French state-owned institution dedicated to the financing of research and development activities of French companies. The ANVAR loan was related to the digital sheet music business that was discontinued in April of 2002. The forgiveness was officially granted in September 2003, after MakeMusic! SA was legally closed in April 2003.

     The overall decrease in notation software sales was partly offset by an increase in sales relating to SmartMusic subscription services, launched in November 2001 for schools and June 2002 for home users. Subscription service revenues are recognized over the period of the subscription. SmartMusic subscription revenues of $97,000 were recognized in the quarter, an increase of 10% over the previous quarter and an increase of 319% over the third quarter of 2002.

     As of September 30, 2003, more than 1,960 schools were subscribing to the SmartMusic service resulting in more than 5,300 subscriptions. This is a net increase of approximately 200 schools and 500 subscriptions since June 30, 2003. The Company’s school-sponsored home subscription program, introduced in late October 2002, had more than 220 schools participating for a total of more than 7,600 school-sponsored home subscriptions, an average of 34.5 per school. Through the combination of school, home, and school-sponsored home subscriptions the total number of SmartMusic subscriptions as of September 30, 2003 was more than 14,200. This generates an annual revenue run rate (total revenue to be earned on subscriptions over a twelve-month period) of $453,000 in revenue, which represents a 21% increase over the annual run rate as of June 30, 2003 and a 409% increase over the annual run rate as of September 30, 2002.

     For the third quarter of 2003, gross margin of $1,732,000 was $311,000, or 15%, lower than the same quarter a year earlier. Gross profit is lower because revenue is lower, there was a less favorable sales mix, and an inventory adjustment write-off.

     Operating expenses were $2,477,000, a decrease of $442,000, or 15%, from $2,919,000 in the third quarter of 2002. Third quarter operating expenses include non-cash depreciation and amortization of $289,000 in 2003 and $681,000 in 2002. The additional reduction in operating expenses is primarily due to the Company restructuring its French operations in the fourth quarter of 2002 by reducing and moving the SmartMusic website and administrative functions to its Minneapolis location.

     Before the timing effect of working capital items, cash flow from operating activities is approximately equal to the same quarter of the prior year despite a lower gross profit, reflecting the Company’s reduction in operating expenses. While revenues are cyclical related to the academic calendar and the release schedule of product upgrades, the Company has shown improvements in operating cash usage each quarter of 2003 in spite of the delayed release of the Finale 2004 upgrade. The Company has continued to experience operating losses and a resulting reduction in cash resources. Effective September 11, 2003 the Company obtained access to a short-term loan to borrow $500,000 with a maturity date of December 25, 2003, with interest of $29,000 to be paid in warrants that expire on March 11, 2005 with an exercise price of $2.30 per share. Depending on the results of the upcoming Finale Mac upgrade release, the continued strength of the Finale 2004 for Windows product, and the anticipated growth of SmartMusic, the Company may require additional short term financing in 2004.

     “Upgrade sales of Finale 2004 are outpacing those of all previous versions on a day for day basis, and we are confident that Finale revenues will grow strongly overall once we release Finale 2004 with support for Macintosh OSX,” stated Sean Lafleur, chairman and chief executive officer. “SmartMusic subscriptions grew about 30% during the third quarter, as schools subscribed and increasingly sponsored their students for subscriptions at home in the back-to-school season and we expect that SmartMusic subscriptions and revenues will continue to grow throughout the fourth quarter.”

     Lafleur continued, “The Company achieved cash-positive operations in the third quarter despite the timing of the Finale release. We maintain our guidance that the Company will achieve positive operating cash flows in 2004 on an annual basis through the combined growth of Finale and SmartMusic.”

About MakeMusic! Inc.

MakeMusic!™ Inc. is a world leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.

Cautionary Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Our forward-looking statements in this release generally relate to our growth strategy, projections, estimates and expectations, release of annual Finale upgrades, the future potential of SmartMusic and the sufficiency of capital to fulfill future needs. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include, but are not limited to, the market acceptance of our products; our dependence on releasing annual Finale upgrades; the intense competition we face; the rapid technological changes and obsolescence in our industry; our expected continuing operating losses; other general business and economic conditions; and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

Financial table follows

###

MakeMusic! Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars)

	September 30,	December 31,
	2003	2002

	(unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$1,808	$1,469
Cash-restricted	—	390
Accounts receivable, net	478	400
Inventories	368	324
Value added tax receivable	103	58
Prepaid expenses and other current assets	146	185

Total current assets	2,903	2,826
Property and equipment, net	305	528
Goodwill, net	3,630	3,630
Capitalized software products	693	732
Intangible assets, net	1,953	2,719
Other non-current assets	151	157

Total assets	$9,635	$10,592

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$481	$651
Accrued expenses and other current liabilities	1,215	1,303
Revolving note payable	—	89
Convertible loans	—	419
Current portion of long-term debt and capital leases obligations	574	437
Reserve for product returns	369	219
Deposits	—	390
Deferred revenue	508	178

Total current liabilities	3,147	3,686
Long-term debt and capital lease obligations, net of current portion	23	151
Shareholders’ equity:
Common stock	34	22
Additional Paid-in Capital	61,586	58,278
Accumulated deficit	(54,678)	(50,877)
Accumulated other comprehensive income	—	(73)
Deferred compensation	(477)	(595)

Total shareholders’ equity	6,465	6,755

Total liabilities and shareholders’ equity	$9,635	$10,592

     NOTE: The Balance Sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not reflect all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

MakeMusic! Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Quarter Ended Sept. 30,			Nine Months Ended Sept. 30,

	2003		2002	2003	2002

NET REVENUE	$2,246		$2,444	$5,281	$5,803
COST OF REVENUES	514		401	1,218	1,130

GROSS PROFIT	1,732		2,043	4,063	4,673
OPERATING EXPENSES:
Website development expenses	140		274	349	810
Content and product development expenses	530		504	1,621	1,649
Selling and marketing expenses	844		836	2,667	2,761
General and administrative expenses	963		1,112	2,946	3,420
Impairment of long-lived assets	—		193	—	193

Total operating expenses	2,477		2,919	7,583	8,833

LOSS FROM OPERATIONS	(745)		(876)	(3,520)	(4,160)
Interest income/(expense), net	(13)		(5)	(745)	6
Gain on forgiveness of debt	542		—	542	—
Other income/(expense), net	—		(2)	(76)	(4)

Net loss before income tax	(216)		(883)	(3,799)	(4,158)
Income Tax	—		—	(2)	(2)

Net loss before extraordinary items	(216)		(883)	(3,801)	(4,160)

Cumulative effect of change in accounting principle (FAS 142)	—		—	—	(11,500)

Net loss	$(216)	$	(883)	$(3,801)	$(15,660)

Basic and diluted loss per common share	$(0.06)		$(0.38)	$(1.21)	$(6.76)
Weighted average common shares outstanding	3,356,330		2,316,846	3,147,939	2,316,846